UNITED STATES SECURITIES AND EXCHANGE COMMISSION, Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): June 2, 2006

INTERNATIONAL POWER GROUP, LTD.
(Exact name of registrant as specified in its charter)

Delaware	000-51449	20-1686022
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

950 Celebration Blvd., Suite A, Celebration, FL.	34747
(Address of principal executive offices)	(Zip Code)

Registrants’ telephone number: (407) 566-0318

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 1.01.

Entry Into Materially Definitive Agreement.

Agreement to Acquire Anovo, AddPower and SUPE

International Power Group, Ltd. (“IPWG or the “Company”) agreed on June 2, 2006, to purchase for U.S.$2 million, 100% of three Swedish entities named Anovo AB, Angelholm; AddPower AB, Angelholm; and SUPE Ltd.  Those entities, which are controlled by Mr. Lennart Strand, hold patents and other intellectual property that the Company believes will be beneficial to its business of developing waste-to-energy facilities and other alternative energy business including solar, industrial waste heat recapture and biomass conversion.  IPWG and the sellers expect to finalize the terms of the purchase and sale, including whether the transaction will be structured as a stock or asset purchase, during a 15 working day due diligence period.  The purchase price is expected to be paid in installments, U.S.$300,000 at closing and six equal payments of $283,333.33, each at two month intervals beginning sixty (60) days after closing.  Closing of the purchase and sale is planned for June 23, 2006, subject to satisfactory completion of due diligence.

IPWG intends to seek confidential treatment of certain competitive information contained in the above-mentioned acquisition agreement and therefore plans to file a redacted version of the acquisition agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2006.

Item 5.02.

Departure of Directors or Principal Officers; Election of Directors; Appointment of

Principal Officers.

Effective as of June 2, 2006, IPWG appointed Mr. Lennart Strand, age 59, as its Chief Technical Officer.  Mr. Strand will receive a two year employment agreement which includes annual compensation of $200,000, a signing bonus of 2 million shares of restricted IPWG common stock, performance bonus if mutually agreed targets are achieved and a car allowance.

Mr. Strand is a professional engineer with an extensive background in electrical engineering, waste-to-energy technology and mining.  From the year 2000 to the present, Mr. Strand served as Managing Director of AddPower AB, Angelholm where he was responsible for developing new technology including low temperature energy sources.  From 1995 to 1999, Mr. Strand served as Managing Director of Anovo AB, Angelholm where he was charged with developing, marketing constructing systems for non-polluting heat plants.  In 1964, Mr. Strand attended Hogre Allmant Laroverk Helsingborg and in 1968 he received an engineering degree in field machinery from the Technical College of Värsterås.  He has lectured at Malardalen University, Sweden in its Department of Innovation, Design and Product Development.

Mr. Strand has no family relationships with any director or other officer of the Company.  Mr. Strand is the former Chairman of the Board and Chief Technical Officer of Naanovo Energy (USA), Inc.  The Company and Naanovo had entered into several agreements for technology and to construct waste-to-energy facilities.  All agreements with Naanovo have expired or terminated without completion.  Mr. Strand was not involved in the negotiations of any such agreements.

Item 9.01 – Financial Statements and Exhibits.

(c)  Exhibits.

The following exhibits are furnished as part of this Report:

Exhibit Number	Description
99.1

Press release dated June 5, 2006 announcing IPWG’s agreement to purchase Anovo AB, Angelholm, AddPower AB, Angelholm and SUPE Ltd., and the engagement of Mr. Lennart Strand at IPWG’s Chief Technology Officer.

SIGNATURES.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INTERNATIONAL POWER GROUP, LTD.

Date: June 8, 2006	By: /s/ Peter Toscano
Peter Toscano
President and Chief Executive Officer